As filed with the Securities and Exchange Commission on April 23, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Webster Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	06-1187536
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

Webster Plaza, 145 Bank Street, Waterbury, Connecticut 06702

(Address and zip code of principal executive offices)

(203) 578-2202

(Registrant’s telephone number, including area code)

Webster Financial Corporation 2021 Stock Incentive Plan

(Full title of the Plan)

Glenn I. MacInnes

Executive Vice President and Chief Financial Officer

145 Bank Street

Waterbury, Connecticut 06702

(203) 578-2202

(Name, address and telephone number of Agent for Service)

Copy to:

Gregory F. Parisi, Esq.

Troutman Pepper Hamilton Sanders LLP

401 9th Street, N.W.

Washington, D.C. 20004

(202) 274-1933

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee (2)(3)
Common Stock, par value $0.01 per share	4,000,000	$50.53	$202,120,000.00	$22,051.29

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover (i) any additional shares of common stock which become issuable under the Webster Financial Corporation 2021 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Webster Financial Corporation’s outstanding shares of common stock and (ii) an indeterminate amount of interests to be offered or sold pursuant to the above named plan.

(2)

Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee, based on the average of the high and low sales price per share of Webster Financial Corporation common stock on April 21, 2021, as reported on The New York Stock Exchange.

(3)	The Registrant is registering 4,000,000 additional shares of its common stock, par value $0.01 per share, reserved for issuance pursuant to the Webster Financial Corporation 2021 Stock Incentive Plan.

EXPLANATORY NOTE

COMMON STOCK BEING REGISTERED

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 4,000,000 shares of Webster Financial Corporation (“Webster”) common stock, par value $0.01 per share, to be issued pursuant to the Webster Financial Corporation 2021 Stock Incentive Plan (the “2021 Stock Incentive Plan”).

The 2021 Stock Incentive Plan amends and restates the Webster Financial Corporation 1992 Stock Option Plan, as amended (the “1992 Stock Option Plan”). The Board of Directors established the 1992 Stock Option Plan in 1992, and the shareholders originally approved the 1992 Stock Option Plan at the 1992 annual meeting of shareholders. The 1992 Stock Option Plan was amended by the Company’s shareholders in 1994, 1996, 1998, and 2000; was amended and restated in its entirety in April 2001, January 2005, and October 2006; and was further amended in January 2007, April 2007, February 2008, April 2008, February 2010, February 2012, February 2015 and April 2016.

On February 23, 2021, upon recommendation by the Compensation Committee, the Board of Directors voted to approve the 2021 Stock Incentive Plan, subject to shareholder approval at the 2021 annual meeting of shareholders, which would, among other things: (i) rename the 1992 Stock Option Plan the “Webster Financial Corporation 2021 Stock Incentive Plan,” (ii) increase the total number of shares authorized for issuance under the Plan by 4,000,000 shares (from 13,361,000 shares to 17,361,000 shares), (iii) extend the term of the underlying plan from April 27, 2026 to April 21, 2031, (iv) remove references to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and (v) add provisions related to Section 409A of the Code. These actions were approved by the shareholders of Webster at the 2021 annual meeting of shareholders held on April 22, 2021.

The contents of each of the Registration Statements on Form S-8 (Nos. 333-48548, 333-87058, 333-87508, 333-156419, 333-167161, and 333-212075) relating to the 1992 Stock Option Plan filed by Webster with the Securities Exchange Commission (the “SEC”) on October 25, 2000, August 8, 2001, July 23, 2003, December 23, 2008, May 27, 2010, and June 16, 2016, respectively, are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Webster hereby incorporates by reference into this registration statement the following documents filed by it with the SEC:

(a)	Webster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 26, 2021;

(b)	Webster’s Current Reports on Form 8-K filed with the SEC on February 12, 2021 and April 19, 2021 (except for portions of such report deemed to be furnished not filed); and

(c)

The description of Webster’s common stock, par value $0.01 per share, contained in Exhibit 4.1 to Webster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 28, 2020.

In addition, all documents and reports filed by Webster subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Reference is made to the provisions of Article 6 of Webster’s Fourth Amended and Restated Certificate of Incorporation, and the provisions of Article IX of Webster’s bylaws, as amended.

Webster is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware, which is referred to herein as the Delaware Corporation Law. Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of Webster, or are or were serving at the request of Webster in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity if the indemnitee acted in good faith and in a manner they reasonably believed to be in or not opposed to Webster’s best interests, and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. In the case of actions brought by or in the right of Webster, Section 145 provides for indemnification only of expenses if the indemnitee acted in good faith and in a manner they reasonably believed to be in or nor opposed to Webster’s best interest and no indemnification may be paid if the indemnitee is judged liable unless, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

Webster’s bylaws provide for indemnification of directors, officers, trustees, employees and agents of Webster, and for those serving in such roles with other business organizations or entities, in the event that such person was or is made a party to (or is threatened to be made a party to) any civil, criminal, administrative, arbitrative or investigative action, suit, or proceeding (other than an action by or in the right of Webster) by reason of the fact that such person is or was serving in such a capacity for or on behalf of Webster. Webster will indemnify any such person against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Webster, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similarly, Webster will indemnify such persons for expenses actually and reasonably incurred and settlements reasonably paid in actions, suits, or proceedings brought by or in the right of Webster, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Webster; provided, however, that no indemnification will be made against expenses in respect of any claim, issue, or matter as to which such person is adjudged to be liable to Webster or against amounts paid in settlement unless and only to the extent that there is a determination made by the appropriate party set forth in the bylaws that the person to be indemnified is, in view of all the circumstances of the case, fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement. In addition, Webster may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, or agent of Webster or is acting in such capacity for another business organization or entity at Webster’s request, against any liability asserted against such person and incurred in such capacity, or arising out of such person’s status as such, whether or not Webster would have the power or obligation to indemnify him against such liability under the provisions of Article IX of Webster’s bylaws.

Article 6 of Webster’s certificate of incorporation provides that no director will be personally liable to Webster or its shareholders for monetary damages for breach of fiduciary duty as a director other than liability:

•	for any breach of such director’s duty of loyalty to Webster or its shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

The foregoing indemnity and insurance provisions have the effect of reducing directors’ and officers’ exposure to personal liability for actions taken in connection with their respective positions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Webster pursuant to the foregoing provisions, or otherwise, Webster has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Webster of expenses incurred or paid by a director, officer or controlling person of Webster in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Webster will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit

4	Specimen common stock certificate (filed as Exhibit 4.1 to Webster Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 10, 2006 and incorporated herein by reference)

5.1	Opinion of Troutman Pepper Hamilton Sanders LLP as to the validity of the securities registered hereunder

23.1	Consent of KPMG LLP

23.2	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1)

24	Power of Attorney (included on the signature page hereto)

99.1	Webster Financial Corporation 2021 Stock Incentive Plan (attached as Annex A to Webster Financial Corporation’s Definitive Proxy Statement filed with the SEC on March 19, 2021 and incorporated herein by reference).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut on April 23, 2021.

WEBSTER FINANCIAL CORPORATION

By:	/s/ Glenn I. MacInnes
Name:	Glenn I. MacInnes
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint John R. Ciulla, Glenn I. MacInnes and Harriet Munrett Wolfe, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated as of April 23, 2021:

Signature	Title
/s/ John R. Ciulla	Chairman, President, and Chief Executive Officer, Director
John R. Ciulla	(Principal Executive Officer)

/s/ Glenn I. MacInnes	Executive Vice President and Chief Financial Officer
Glenn I. MacInnes	(Principal Financial Officer)

/s/ Albert J. Wang	Senior Vice President and Chief Accounting Officer
Albert J. Wang	(Principal Accounting Officer)

/s/ William L. Atwell	Lead Independent Director
William L. Atwell

/s/ Elizabeth E. Flynn	Director
Elizabeth E. Flynn

/s/ E. Carol Hayles	Director
E. Carol Hayles

/s/ Linda H. Ianieri	Director
Linda H. Ianieri

/s/ Laurence C. Morse	Director
Laurence C. Morse

/s/ Karen R. Osar	Director
Karen R. Osar

/s/ Mark Pettie	Director
Mark Pettie

/s/ Lauren C. States	Director
Lauren C. States